EXHIBIT 10.1

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (the “First Amendment”) is entered into the 23rd day of November, 2005, by and between BOIN Properties, LLC, successor-in-interest to William P. McCormick (“Lessor”) and McCormick & Schmick Restaurant Corp., successor-in-interest to Jake’s Restaurant, Inc. (“Lessee”).

RECITALS

A.                                   Lessor and Lessee entered into that certain Lease dated October 13, 1994 (“Lease”) for the lease of certain lands of Lessor located at 401 SW 12th Avenue, Portland, Oregon (the “Premises”).

B.                                     The Original Term of the Lease expires at midnight on October 12, 2009. At the option of Lessee, the Lease may be renewed at the end of the Original Term for an additional five (5) year period (the “First Renewal Term”), and may be renewed again at the end of the First Renewal Term for an additional five (5) year period (the “Second Renewal Term”), on the same terms and conditions, except that the minimum rental for the First and Second Renewal Terms is as provided in Sections 3.3 and 3.4 of the Lease.

C.                                     Lessor and Lessee have agreed to revise the Base Rent and Renewal Terms of the Lease for the mutual benefit of the parties.

NOW, THEREFORE, based upon the covenants and promises contained herein and other good and valuable consideration, and notwithstanding any provision to the contrary contained in the Lease, and subject to the terms and conditions contained herein, Lessor and Lessee mutually agree as follows:

1.                                       Lessee hereby exercises the First and Second Renewal Terms, thereby resulting in a Lease expiration date of midnight on October 12, 2019, and Lessor hereby accepts Lessee’s exercise of the Renewal Terms.

2.                                       Base Rent for the extended term through October 12, 2019, shall be in the amount of $17,500 for each and every month during the term of the Lease on or before the first day of each month.

3.                                       At the option of the Lessee, the Lease may be renewed at the end of the Second Renewal Term for an additional five (5) year period (the “Third Renewal Term”), and may be renewed again at the end of the Third Renewal Term for an additional five (5) year period (the “Fourth Renewal Term”), on the same terms and conditions as contained in the Lease, except that the Base Rent for said Third and Fourth Renewal Terms shall be as provided in Sections 3.3 and 3.4 of the Lease, respectively.

4.                                       All capitalized terms not defined herein shall have the same meaning as defined in the Lease. Any inconsistencies between the provisions of this Amendment and the provisions of the Lease shall be resolved in favor of the provisions of this Amendment which provisions shall control. In each and every other respect, the provisions of the Lease shall remain in full force and effect and the Lease is ratified and reaffirmed as modified hereby.

IN WITNESS WHEREOF, this First Amendment to Lease has been executed on the day and year above written.

LESSOR:
BOIN PROPERTIES, LLC

By:	/s/ WILLIAM P. MCCORMICK
William P. McCormick
Managing Member

LESSEE:
McCORMICK & SCHMICK
RESTAURANT CORP.

By:	/s/ SAED MOHSENI
Saed Mohseni
Chief Executive Officer